EXHIBIT 99.01
PRESS RELEASE

Apta Holdings, Inc.
215 West Main Street
Maple Shade, New Jersey 08052

FOR MORE INFORMATION, CONTACT:
Harry J. Santoro, President
Apta Holdings, Inc.
(856) 667-0600   Fax: (856) 727-0218


FOR IMMEDIATE RELEASE

GAVELLA CORP. PLANS TO SPIN OFF BARTRAM HOLDINGS, INC.

Maple Shade, New Jersey (PR Newswire)   November 12, 2003   Gavella Corp.
(OTCBB: GVLA)

On September 30, 2003, Gavella transferred all of the assets and liabilities of its 100% wholly owned subsidiary, Spring Village Holdings, Inc., plus a $350,000 promissory note from SVG Properties, L.P., to Bartram Holdings, Inc., a newly formed Delaware corporation, in exchange for 6,500,000 shares of $.001 par value Bartram common stock. Spring Village owns a 31% controlling interest in SVG Properties, L.P., a New Jersey limited partnership. The Partnership owns a 124 unit apartment complex. The transfer of Spring Village Holdings, Inc. to Bartram was the result of a decision by Gavella's Board of Directors to separate our investment and consulting business and our real estate business into two separate corporations.

The Gavella Board of Directors has also authorized that Gavella will distribute to its shareholders one share of Bartram common stock for each share of Gavella common stock owned by the shareholders of record as of a date to be determined by Gavella's Board of Directors. It is anticipated that Gavella will retain approximately 12% of the Bartram shares after the share distribution.

After the spin-off of Bartram Holdings, Inc., Gavella shall be in the business of investing in and providing consulting services to small, established private companies with defined growth plans.

Additional information concerning this transaction may be found in a Form 10-SB filed by Bartram with the Securities and Exchange Commission on October 30, 2003, which can be found at the following Internet address:
http://www.sec.gov.

Certain statements made in this Press Release are "forward looking statements". Without limiting the generality of the foregoing, such information can be identified by the use of forward-looking terminology such as "anticipate", "will", "would", "expect", "intend", "plans to" or "believes", or other variations thereon, or comparable terminology. Actual results, performance or developments may differ materially from those expressed or implied by such forward-looking statements as a result of market uncertainties or industry factors. Gavella Corp. disclaims any obligation or responsibility to update any such forward-looking statements.